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                                                                   Exhibit 10.10
                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT made as of January 27, 1997 by and between Kenneth A. Miller, a resident of Huntington, New York (the "Executive"), and Worldcomm Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company").

                                    RECITALS

The Executive is currently the Chairman of the Board and Chief Executive Officer of the Company. The Board of Directors of the Company desires assurance that the Executive will continue as its leader for at least the next three years. The Company further wishes to assure itself of continuity of management in the event of any actual or threatened change in the control of the Company, and believes it is important that Executive be able to assess and advise the Company whether supporting a change in control would be in the best interests of the Company and its shareholders without being influenced by the uncertain effect of such a change upon Executive's role within the Company. The Executive is willing to commit to undertake his responsibilities as Chairman of the Board and Chief Executive Officer of the Company on the terms and conditions hereinafter set forth. The parties therefore agree as follows.

1. Employment and Term. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, for the period commencing on the date hereof and continuing until the third anniversary of such date and from year to year thereafter, unless terminated by either party by written notice of termination given to the other party. Termination by the Company of the employment of Executive hereunder shall be effective (a) 90 days after the date such notice is given if such termination is pursuant to Sections 0 or 0 below, or (b) immediately upon the date such notice is given if such termination is pursuant to Section 0 below.

2. Responsibilities. During the term of his employment, the Executive shall devote his full time, attention, loyalty, skill and efforts to the performance of his responsibilities to the Company as Chairman of the Board and Chief Executive Officer. The Company will not during the terms of this Agreement demote the Executive or reduce his responsibility as the Chairman of the Board and Chief Executive Officer, or otherwise reduce his stature in the Company.

3. Compensation. The Company shall pay or provide to the Executive, and the Executive shall accept, the following as full compensation for all services rendered hereunder. All compensation shall be subject to all applicable withholding and similar requirements.

(a) Base Salary. The Company shall pay to the Executive a base salary (the "Base Salary") at the annual rate of $160,000. The Base Salary shall be reviewed on an annual basis and may be increased from time to time at the discretion of the Board of Directors.

(b) Bonus or Incentive Compensation. Executive will participate in any bonus or incentive compensation plan (including stock option and stock bonus plans) approved by the Board of Directors for senior management of the Company.

(c) Benefits. The Company shall provide to the Executive, without any payment or contribution by the Executive or members of his family, throughout his employment by the Company the following benefits:

          (i) Life Insurance. A life insurance policy in the amount of three times the Base Salary, payable to the beneficiaries designated by the Executive.

          (ii) Disability Insurance. Disability Insurance providing the Executive with monthly payments during the period of his disability (after termination of his employment) in an amount equal to 1/12th of his then applicable annual Base Salary immediately prior to his disability. If the disability insurance policy should begin payment while the Executive is still being compensated by the Company under the terms of this Agreement, the Executive will reimburse the Company for all portions of such payments which cause his total compensation to exceed the amounts otherwise payable to the Executive under the terms of this Agreement.

          (iii) Medical. Medical insurance protection for the Executive and his family at least as favorable to the Executive and his family as the protection and plan being made available to them on the date of this Agreement. In addition, if not covered by insurance, the Company shall provide the Executive with an annual health checkup.

          (iv) Professional Services Allowance. The Company will pay up to $2,500 per year for Executive's tax planning and preparation and/or other financial planning services used by the Executive.

          (v) Automobile. The Company will furnish the Executive, without cost to him, with a Company-owned or leased automobile of the make and model then authorized by the Company's policy or provide an allowance for that purpose.


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          (vi) Other. Such other benefits, not duplicative of the foregoing, which the Board of Directors may now or in the future make available to its senior executives.

4. Support and Expenses. The Company shall provide the Executive with an office, staff and other support appropriate for the Chairman of the Board and Chief Executive Officer of an organization of the stature of the Company, and shall pay or reimburse the Executive for all reasonable travel and other expenses incurred by him in connection with the performance of his services under this Agreement upon presentation of expense statements or vouchers and such other supporting information as the Company may from time to time reasonably request.

5. Termination by Company After Initial Term. If the Company shall terminate the employment of Executive after the end of the third year of this Agreement, for a reason other than "disability" or "cause," as defined in Section 0 hereof, the Company shall continue to pay the Executive all of his compensation set forth in
Section 0 hereof through the effective date of termination. Thereafter the Company shall pay to the Executive any compensation and other benefits which were vested as of the effective date of termination but payable at a later date. In addition to all of the foregoing, the Company shall pay to the Executive on the first business day of the month following the effective date of termination severance pay (herein called "Severance Pay") in a lump sum equal to 1/12th of his then applicable annual Base Salary.

6. Termination by Company Prior to End of Initial Term. If the Company shall terminate the employment of Executive prior to the end of the third year of this Agreement, for a reason other than "disability" or "cause" as defined in Section 0 hereof, or if the Executive shall terminate his employment after the Company has committed a material breach of this Agreement, then the Company shall pay to the Executive as they become due, amounts otherwise payable to the Executive if he had remained in the employment of the Company until the end of the third year of this Agreement. In addition, the Company shall (i) forthwith pay Severance Pay computed in accordance with Section 0 hereof, (ii) thereafter pay all amounts of compensation and benefits which were vested on the date of termination but not payable until a later date, including amounts payable under
Section 0(0) hereof, and (iii) comply with Section 0 hereof.

7. Termination for Disability or Cause. The Company may terminate the Executive's employment due to "disability" if the Board of Directors shall determine in good faith, that, by reason of physical or mental illness or other condition continuing for more than one hundred and twenty (120) consecutive days or for shorter periods aggregating more than one hundred and twenty (120) days in any period of twelve (12) months (excluding in each case days on which on the Executive was on vacation), the Executive has been substantially unable to render services of the character contemplated by this Agreement. The Company may terminate the Executive's employment for "cause" if the Board of Directors shall determine in good faith that there shall have been a willful breach by the Executive in a material manner of his duty of loyalty to the Company. If the Company shall terminate the employment of Executive for disability or for cause at any time, the Company shall have no further obligation hereunder except for payment of Base Salary for services previously rendered, payment or provision of other compensation or benefits previously vested, and the duty set forth in
Section 0 hereof.

8. Voluntary Termination. If prior to breach of this Agreement by the Company, the Executive shall resign as an employee during the term of his employment, the Company shall have no further obligation hereunder except for payment of Base Salary for services previously rendered, payment or provision of other compensation or benefits previously vested, and the duty set forth in Section 0 hereof.

9. Insurance after Termination. Except in case of termination voluntarily by the Executive, or termination for Cause, the Company shall continue coverage of the Executive and his family under the Company's group life, health and disability insurance plans for a period of one year following termination. If such plans do not continue to protect the Executive after termination of employment, the Company will use its best efforts upon termination of the Executive's employment for any reason other than death to arrange for transfer from a Company plan to the Executive (to be carried, except in case of termination for Cause, at the Company's expense for a period of one year and thereafter at his own expense) any life, health and disability insurance protection which may be so transferred.

10. Covenant Not to Compete. The Executive covenants and agrees that, from the date hereof and until (i) thirty-six months following resignation by the Executive pursuant to Section 0 hereof, or (ii) in the case of any other termination of Executive's employment, six months following the date upon which the final payment of amounts payable to the Executive by the Company by reason of such termination becomes due, he shall not, either directly or indirectly,
(a) engage in or conduct any business competitive with the Company's business, whether individually or as an employee, agent, officer, director, owner, consultant or otherwise, without the prior written consent of the Board of Directors of the Company, or (b) induce or attempt to induce any existing or future


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employee or consultant of the Company or any of its Affiliates to leave such employment.

11. Litigation. If litigation shall be brought by either party to enforce or interpret any provision contained herein and such party (the "prevailing party") shall prevail on any issue contested in such litigation either through settlement or judgment in favor of the prevailing party, the other party shall reimburse the prevailing party for reasonable attorneys' fees and disbursements incurred by the prevailing party in such litigation, and shall pay prejudgment interest on any money judgment obtained by the prevailing party calculated at the rate in effect from time to time designated by the Company's principal bank as its prime rate from the date of the breach by such other party under this Agreement.

12. Provisions Becoming Effective upon Change in Control. Beginning on the date of a Change of Control (as defined below), this Section 0 shall govern Executive's employment and compensation by the Company and the other matters referred to herein, and any other employment or severance agreement, arrangement or policy otherwise applicable to the Executive, including, without limitation, Sections 0 through 0, shall be superseded by this Section.

(a) Definitions. As used in this Section 0, the following terms shall have the meanings indicated below.

          (i) "Change of Control" means a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934 (the "Act"), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a Change of Control shall be deemed to have occurred if:

               (A) any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the Act) becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities;

               (B) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or

               (C) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors. Notwithstanding the foregoing provisions of this Section 0((0))((0)), a "Change of Control" will not be deemed to have occurred solely because of the acquisition of securities of the Company (or any reporting requirement under the Act relating thereto) by an employee benefit plan maintained by the Company for its employees.

          (ii) "Term of Post-Takeover Employment" means the period beginning on the date of a "Change of Control" and ending on the earliest of:

               (A) Executive's 65th birthday,

               (B) Executive's death,

               (C) the date on which this Agreement terminates in accordance with Section 0((0)), and

               (D) the date on which all rights and obligations of the parties hereto have been satisfied in accordance with the terms of this Agreement. Neither the expiration of the Term of Post-Takeover Employment nor the termination of this Agreement will relieve the Company of the obligation to provide Executive, in accordance with the terms hereof, the payments, benefits and coverage to which he has become entitled under this Agreement.

(b) Either the Company or Executive may, by giving 60 days' written notice to the other party, terminate the Agreement as of the third, or any subsequent, anniversary of the Change of Control.

(c) Termination of Employment.

          (i) In the event Executive's employment is terminated by the Company during the Term of Post-Takeover Employment for any reason other than "Cause" (as defined in Section 0((0))((0))) the Company will pay Executive:

               (A) a lump sum cash payment, payable within 30 days of his termination, equal to


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300% of the sum of:

                    (1) Executive's highest annual base salary in effect at any time prior to his termination, plus

                    (2) the highest aggregate amount included by the Company on his Form W-2 for fringe benefits provided in any of the three calendar years prior to his termination, plus

                    (3) his highest bonus for any of the three full fiscal years of the Company immediately preceding his termination; plus

               (B) a lump sum cash payment, payable within 30 days of his termination, equal to 300% of the employer contribution made for his benefit under the Company's 401(k) plan for the last fiscal year of the Company ending prior to the Change of Control.

          (ii) In the event of a termination described in Section 0((0))((0)), Executive, together with his dependents and beneficiaries, will continue following his termination to participate fully in accordance with Section 0((0)) in all life insurance plans, accident and health plans and other welfare plans, maintained or sponsored by the Company immediately prior to the Change of Control, or receive substantially equivalent coverage (or the full value thereof in cash) from the Company, until the later of

               (A) the end of Executive's Term of Post-Takeover Employment or

               (B) the first anniversary of his termination.

The period of time between such a termination and the next following anniversary of the Change of Control will be counted as service with the Company for purposes of any benefit plan of the Company in which Executive is participating at the time of the termination.

          (iii) In the event of a termination described in 0((0)), Executive will become immediately entitled to exercise any and all stock options previously granted to him by the Company notwithstanding any provision to the contrary of the option or any plan under which it was granted.

          (iv) Upon the occurrence of any breach by the Company of this Agreement within the meaning of Section 0((0))((0)), Executive may give the Company written notice of his intention to resign effective the 30th day following the date of such notice. If the Company does not fully remedy such breach within 15 days of the date of such notice, Executive's resignation will become effective on such 30th day. If Executive resigns in accordance with this Section during the Term of Post-Takeover Employment, his employment will be deemed to have been terminated by the Company for reasons other than Cause (and he will be deemed to have offered to continue to provide services to the Company), and he will be entitled to all the payments and rights and benefits described in Sections 0((0))((0)), 0((0))((0)) and 0((0))((0)) provided that such payments and rights and benefits will in no event be less than they would have been had such termination taken place on the date that the Company first breached this Agreement.

          (v) The following events are breaches by the Company of this Agreement within the meaning of this Section 0((0))((0)):

               (A) any reduction of, or failure to pay, Executive's salary or bonus as described in Sections 0((0)) or 0((0));

               (B) any failure to provide the benefits required by 0((0));

               (C) assignment to Executive of any duties inconsistent in any respect with his position (including status, offices and titles), authority, duties or responsibilities as contemplated by Section 0, or any other action by the Company which results in a diminution of such position, authority, duties or responsibilities;

               (D) failure after a Change of Control to comply with and satisfy
Section 0((0))((0)) or 0((0))((0));

               (E) relocation of the Company's principal executive offices, or any event that causes Executive to have his principal place of work changed, to any location outside the area where its corporate headquarters are located at the time of the Change of Control;

               (F) any requirement by the Company that Executive travel away from his office in the course of his duties significantly more than the number of consecutive days or aggregate days in any calendar year than was required of him prior to the Change of Control; and

               (G) without limiting the generality or effect of the foregoing, any other material breach of this Agreement by the Company or any successor thereto or transferee of substantially all the assets thereof.

          (vi) If Executive is dismissed by the Company for Cause, he will not be entitled to payments,


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benefits or acceleration of exercisability of options provided under Sections
0((0))((0)), 0((0))((0)) or 0((0))((0)). "Cause" means only the willful commission by Executive of theft, embezzlement or other serious and substantial crimes against the Company. For purposes of this definition, no act or omission shall be considered to have been "willful" unless it was not in good faith and Executive knew at the time that the act or omission was not in the best interest of the Company.

          (vii) If Executive's employment is alleged to be terminated for Cause or if Executive's right to resign under Section 0((0))((0)) is disputed, Executive may initiate binding arbitration in Suffolk County, New York, before the American Arbitration Association by serving a notice to arbitrate upon the Company or, at Executive's election, institute judicial proceedings, in either case within 90 days of the effective date of his termination or, if later, his receipt of notice of termination, or such longer period as may be reasonably necessary for Executive to take such action if illness or incapacity should impair his taking such action within the 90-day period. The Company agrees

               (A) to pay the costs and expenses (including Executive's counsel fees), and

               (B) to pay interest to Executive on any amounts ultimately found to be due to Executive hereunder during any period of time that such amounts are withheld pending arbitration and/or judicial proceedings. Such interest will be at a rate of 2% over the base rate most recently announced by the Company's principle bank prior to the commencement of the arbitration.

          (viii) Termination of employment due to the death or total and permanent disability of Executive will not be considered a termination for purposes of this Section.

          (ix) If Executive dies following a termination of employment which entitled him to benefits under this Section 0((0)) but prior to receipt of all such benefits:

               (A) his beneficiary (as designated to the Company in writing) or, if none, his estate, will be entitled to receive all unpaid amounts due hereunder; and

               (B) his beneficiary or estate will be entitled to exercise options in accordance with Section 0((0))((0)) and the terms of the options.

(d) No Obligation to Mitigate. There shall be no requirement on the Executive's part to seek other employment or otherwise mitigate in order to be entitled to the full amount of any payments or benefits hereunder.

(e) Limitation.

          (i) Notwithstanding any other provision of this Agreement, and except as provided in Section 0((0))((0)), the payments or benefits to which Executive will be entitled under Section 0((0)) of this Agreement will be reduced to the extent necessary so that Executive will not be liable for the federal excise tax levied on certain "excess parachute payments" under section 4999 of the Code.

          (ii) The limitation of Section 0((0))((0)) will not apply if:

               (A) the difference between

                    (1) the present value of all payments to which Executive is entitled under Section 0((0)) of this Agreement determined without regard to
Section 0((0))((0)), less

                    (2) the present value of all federal, state, and other income and excise taxes for which Executive is liable as a result of such payments; exceeds

               (B) the difference between

                    (1) the present value of all payments to which Executive is entitled under Section 0((0)) of this Agreement calculated as if the limitation of Section 0((0))((0)) applies, less

                    (2) the present value of all federal, state, and other income and excise taxes for which Executive is liable as a result of such reduced payments. Present values will be determined using the interest rate specified in section 280G of the Code and will be the present values as of the date on which Executive's employment terminates (unless it is necessary to use a different date in order to avoid adverse consequences under section 280G).

          (iii) Whether payments to the Executive are to be reduced pursuant to
Section 0((0))((0)), and the extent to which they are to be so reduced, will be determined by the Executive. Executive may, at the expense of the Company, hire an accounting firm, law firm or employment consulting firm selected by Executive to assist him in such determination.

          (iv) If a reduction is made pursuant to Section 0((0))((0)), Executive will have the right to determine which payments and benefits will be reduced.


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(f) Expenses.

          (i) It is the intent of the Company that the Executive not be required to incur any expenses associated with the enforcement of his rights under this Agreement by legal action or arbitration proceeding because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if Executive determines in good faith that the Company has failed to comply with any of its obligations under this Agreement, or if the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any legal action or arbitration proceeding designed to deny Executive, or to recover from him, the benefits intended to be provided hereunder, or in the event of actions instituted as contemplated by Section 0((0))((0)), the Company irrevocably authorizes Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent Executive in connection with any and all actions and proceedings, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, which may adversely affect Executive's rights under this Agreement. In addition, notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to Executive's entering into an attorney-client relationship with such counsel and agrees that a confidential relationship shall exist between Executive and such counsel. Without limiting the effect of Section 0((0))((0)) or of the foregoing provisions of this Section 0((0))((0)), the Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by Executive as a result of the Company's failure to perform under this Agreement.

          (ii) Without limiting the effect of Section 0((0))((0)), in order to ensure the benefits intended to be provided to the Executive under such Section, the Company will, if a Change of Control becomes likely or occurs, use reasonable efforts to obtain an irrevocable $1,000,000 letter of credit issued by a bank having combined capital and surplus in excess of $100,000,000, or alternatively to place that amount in escrow or trust with such a bank, to provide a fund for the benefit of Executive and other employees of the Company with similar agreements with respect to enforcement of their rights under their agreements, all on such terms as the Company shall consider appropriate when it obtains such a letter of credit or establishes such a fund.

(g) Merger or Acquisition.

          (i) If the Company is at any time before or after a Change of Control merged with or consolidated into or with any other corporation or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets of the Company are transferred to another corporation or other entity, the corporation or other entity resulting from such merger or consolidation, or the acquirer of such assets, shall (by agreement in form and substance satisfactory to Executive) expressly assume the obligations of the Company under this Agreement. In any event, however, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation or other entity resulting from such merger or consolidation or the acquirer of such assets, and this Section 0((0)) will apply in the event of any subsequent merger or consolidation or transfer of assets.

          (ii) In the event of any merger, consolidation or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit Executive's right to or privilege of participation in any stock option or purchase plan or any bonus, profit sharing pension group insurance hospitalization or other incentive or benefit plan or arrangement which may be or become applicable to executives of the corporation resulting from such merger or consolidation or the corporation acquiring such assets of the Company.

          (iii) In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall unless the context suggests otherwise be deemed to include the entity resulting from such merger or consolidation or the acquirer of such assets of the Company.

13. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior discussions, agreements and understandings of every nature between them. This Agreement may not be changed or modified, except by an agreement in writing signed by all of the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day of year first above written.

                                       /s/ Kenneth A. Miller
                                       ------------------------------
                                       Kenneth A. Miller
                                       Worldcomm Systems, Inc.

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                                       Worldcomm Systems, Inc.

                                       By: /s/ David E. Hershberg
                                          ----------------------------

ATTEST:

/s/ Thomas A. DiCicco
------------------------
Secretary